UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 17, 2024

Date of Report (Date of earliest event reported)

1-13948

(Commission file number)

MATIV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Kimball Place, Suite 600
Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

1-770-569-4229

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	MATV	New York Stock Exchange

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On December 17, 2024, Mativ Holdings, Inc. (“Mativ” or the “Company”) entered into the Eighth Amendment (the “Amendment”) to Mativ’s $1.793 billion multicurrency credit agreement, dated as of September 25, 2018 (as amended prior to such date, the “Prior Agreement”, and the Prior Agreement as amended by the Amendment, the “Amended Credit Agreement”). The Amendment is effective as of December 17, 2024.

The Amendment increases the applicable rate margin to 2.75% with respect to revolving loans and delayed draw term loans borrowed at the adjusted Term SOFR rate, adjusted EURIBOR rate or Daily Simple RFR rate, as applicable, and letter of credit fees, 1.75% with respect to revolving loans and delayed draw term loans borrowed at the ABR rate, 3.00% with respect to Term A Loans borrowed at the adjusted Term SOFR rate or adjusted EURIBOR rate, as applicable, and 2.00% with respect to Term A Loans borrowed at the ABR rate and the commitment fee rate to 0.45%, in each case, when the net debt to EBITDA ratio is greater than or equal to 5.00 to 1.00. The Amendment also permits borrowings under the revolving commitments in an aggregate amount up to $504 million in Sterling.

Under the terms of the Amended Credit Agreement, Mativ will continue to be required to maintain certain financial ratios and comply with certain financial covenants, as amended by the Amendment, including a requirement (a) to maintain a minimum interest coverage ratio of 2.50 to 1.00 over each consecutive four fiscal quarter period ending December 31, 2024 through December 31, 2025 with a step-up to 2.75 to 1.00 for each such period thereafter and (b) to maintain a maximum net debt to EBITDA ratio of 5.50 to 1.00 over each consecutive four fiscal quarter period ending December 31, 2024 through December 31, 2025 with a step-down to 5.25 to 1.00 for each such period thereafter.

Except as described above, the material terms of the Prior Agreement remain unchanged.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2024, John D. Rogers, PhD, notified the Company of his intent not to stand for re-election to the Company’s Board of Directors (the “Board”) at the Company’s 2025 annual meeting of stockholders. Dr. Rogers will continue in his role as a director and as Chair of the Audit Committee of the Board until the expiration of his current term at the Company’s 2025 annual meeting of stockholders.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1*	Eighth Amendment, effective as of December 17, 2024, to the Credit Agreement, dated as of September 25, 2018 (as amended as of February 9, 2021, March 8, 2021, April 20, 2021, February 22, 2022, May 6, 2022, June 5, 2023 and September 19, 2023), by and among Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc.), Mativ Luxembourg (f/k/a SWM Luxembourg), the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Mativ hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATIV HOLDINGS, INC.
(Registrant)

By:	/s/ Greg Weitzel
Greg Weitzel
Executive Vice President and Chief Financial Officer

Dated: December 19, 2024